Exhibit 99.1

Entravision Communications Corporation Expands Global Digital Footprint through Acquisition of Leading Digital Marketing & Advertising Company MediaDonuts

Acquisition broadens Company’s premier digital offering to the fast growing Southeast Asia marketplace

SANTA MONICA, CALIFORNIA, June 9, 2021 – Entravision Communications Corporation (NYSE: EVC) (“Entravision” or “the Company”) announced today that the Company has entered into a definitive agreement to acquire MediaDonuts, a leading digital marketing performance and branding company with operations across seven countries in the Asia-Pacific region. For over a decade, MediaDonuts has helped its customers achieve their performance and branding goals across digital media channels. The acquisition is anticipated to close on or around July 1, 2021.

Founded in 2010, MediaDonuts offers extensive digital advertising capabilities through its strategic partnerships with major global media and technology platforms. Headquartered in Singapore, MediaDonuts serves more than 500 technology and consumer brand clients.

“We are thrilled to announce our acquisition of MediaDonuts,” said Walter Ulloa, Chairman and Chief Executive Officer of Entravision. “This acquisition is a natural fit with the overall digital and global transformation strategy of our business. Entravision has always focused on providing advertising solutions in high growth markets and partnering with the strongest media and technology platforms in the world. We believe that the incorporation of MediaDonuts into the Entravision platform adds leadership, sales operations and digital offerings that will further propel our digital efforts.”

Entravision’s acquisition of MediaDonuts is the next key step in the Company’s plan to become a leading marketing technology service provider in the world’s highest growth economies. Southeast Asia represents a company milestone, as Entravision will be tapping into a new consumer market that represents nearly 700 million people, 400 million of which are digitally connected.

“When we founded MediaDonuts, we wanted to build a digital marketing and performance service enterprise that could seamlessly connect advertisers and agencies with their target audiences. By crafting an ideal mix of partnerships, including some of the world’s largest social and entertainment networks, we have done just that and more,” said Pieter-Jan de Kroon, Co-Founder and Chief Executive Officer of MediaDonuts. “With our business positioned for success, we are excited to now have the opportunity to join the global digital platform Entravision has built over the past decade. I am confident in the many commercial, technological and product development synergies our business will achieve going forward as a combined entity.”

“We are very excited to welcome Pieter-Jan and the entire MediaDonuts team to the Entravision family,” said Juan Saldívar, Entravision’s Chief Digital, Strategy and Accountability Officer. “Expanding our digital business is core to our overall growth plans, and following our majority investment in Cisneros Interactive this past October, digital now represents over 65 percent of our revenues. With a global digital platform now poised to reach and serve clients in 32 countries, we are confident the addition of MediaDonuts will further enhance our service offerings and help drive our continued global growth.”

Upon the closing of this transaction, all MediaDonuts employees will remain with the company, and Pieter-Jan de Kroon will continue to serve as CEO of the business based out of its headquarters in Singapore. MediaDonuts has a team of more than 80 employees located in Singapore, Thailand, Philippines, Vietnam, Indonesia, Malaysia and India. MediaDonuts’ sophisticated sales and media innovators offer services in programmatic buying, technology and insights and media planning that enable leading brands to transform their digital customer engagement strategies. The company has also built a media representation arm that supports some of the largest names in media and technology across Southeast Asia through its extensive sales organization.

For more information on the transaction, please review the Company’s most recent filings with the Securities and Exchange Commission on Form 8-K.

About Entravision Communications Corporation

Entravision is a diversified global media, marketing and technology company serving clients throughout the United States and in more than 20 countries across Latin America, Europe, and Asia.  Entravision has 54 television stations and is the largest affiliate group of the Univision and UniMás television networks, and 48 Spanish-language radio stations that feature nationally recognized, award-winning talent.  Our dynamic digital portfolio includes Entravision Digital, which serves SMBs in high-density U.S. Latino markets and provides cutting-edge mobile programmatic solutions and demand-side platforms that allow advertisers to execute performance campaigns using machine-learned bidding algorithms, along with Cisneros Interactive, a leader in digital advertising solutions in the Latin American and U.S. Hispanic markets representing major technology platforms.  Shares of Entravision Class A Common Stock trade on The New York Stock Exchange under the ticker symbol: EVC. Learn more about all of our media, marketing and technology offerings at entravision.com or connect with us on LinkedIn and Facebook.

About MediaDonuts

MediaDonuts is an online advertising and technology company that helps advertisers achieve their performance and branding goals across digital media channels. MediaDonuts connects brands with their respective audiences through strategic partnerships with major global media and technology platforms. MediaDonuts has offices in seven countries across APAC with its headquarters in Singapore. For more information, please visit https://mediadonuts.com/.

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation the Company’s current expectations and intentions with respect to the filing of its Form 10-K. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

For more information please contact:

Entravision:

Christopher T. Young

Chief Financial Officer

310-447-3870

Kimberly Esterkin

ADDO Investor Relations

310-829-5400

evc@addo.com

MediaDonuts:

Pieter-Jan de Kroon

Chief Executive Officer

pieterjan@mediadonuts.com